Exhibit 10.20

MASTER HASHRATE PURCHASE AND SALE AGREEMENT

dated as of 2025-05-22

between BitMine Immersion Technologies, Inc. (Purchaser) and Luxor Technology Corporation (Seller)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Hashrate Purchase and Sale Agreement (the “Master Agreement”). Each Transaction will be evidenced by an agreement executed between Seller and Purchaser in the form attached hereto as Exhibit A (each a “Confirmation”). This Master Agreement and each Confirmation are collectively referred to as the “Agreement”. Seller and Purchaser are each referred to in this Confirmation individually as a “Party” and collectively as the “Parties.”

Accordingly, Seller and Purchaser agree as follows:

1.	Definitions
1.	“Bitcoin Hashprice” is an amount, expressed in units of Bitcoin per Hashrate per day, equal to the expected amount of Bitcoin that would be generated in one day through Bitcoin Mining at a given Hashrate, taking into account network difficulty, the Bitcoin block subsidy and transaction fees.
2.	“Bitcoin Mining” means the process of generating new Bitcoin by validating and adding new transactions to the Bitcoin blockchain, through the competitive process of solving mathematically intensive cryptographic problems.
3.	“Calculation Agent” has the meaning set forth in Section 6.
4.	“Confirmation” has the meaning specified in the preamble.
5.	“Daily Delivery Quota” means, for any day, the Daily Hashrate multiplied by the Luxor Bitcoin Hashprice Index Daily Reference Rate for such day.
6.	“Daily Hashrate” means the amount of Petahash the Seller is obligated to deliver to the Purchaser on a daily basis pursuant to a Confirmation.
7.	“Day” means the 24-hour period from 0:00 UTC to 23:59:59 UTC.
8.	“Defaulting Party” has the meaning set forth in Section 11.
9.	“Delivery Period” means, with respect to each Transaction, the term of the Transaction, beginning on the Start Date and ending on the earlier of (i) the End Date and (ii) the Early Termination Date (if applicable).
10.	“Delivery Point” means the point at which the Hashrate will be delivered and received, as specified in the Transaction. Unless otherwise specified in a Confirmation, the Delivery Point shall be the Sub-account

11.	“Delivery Shortfall” means, for any day of determination, the Seller fails to deliver an amount of Hashrate to Purchaser with associated bitcoin amount equivalent to the Daily Delivery Quota. The Delivery Shortfall is defined as the difference between the Daily Delivery Quota and what the Seller delivers to the Purchaser.
12.	“Duration” means, the quantity of Days, from Start Date through End Date, for each Transaction.

13.	“Early Termination Date” has the meaning set forth in Section 12.

14.	“End Date” means, for a Transaction month, the last day that a Transaction occurs during such month.
15.	“Equitable Defenses” means any bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, the discretion of the court before which proceedings to obtain same may be pending.
16.	“Event of Default” has the meaning ascribed to it in Section 11.

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17.	“Hashprice” the expected value of 1 PH/s of hashing power per day, expressed in increments of 0.000000001 BTC.
18.	“Hashrate” means a measure of the computational power on a Bitcoin blockchain network as determined by the number of guesses per second.
19.	“Initial Payment Amount” means, for each Transaction, the amount specified in the Confirmation for such Transaction, which amount shall be equal to the Transaction Value for such Transaction.

20.	“Luxor Bitcoin Hashprice Index Daily Reference Rate” means, for any Day, an amount, expressed in units of Bitcoin per Hashrate per Day, that is calculated by measuring the Bitcoin Hashprice every 15 seconds during such Day, averaging such measurements, and multiplying such average by 86,400.
21.	“Luxor Pool Account” means a Bitcoin mining pool account established with Purchaser or Seller.
22.	“Petahash” means the unit of computing power equal to 1,000 terahash.
23.	“Regulatory Event” has the meaning set forth in Section 22.
24.	“Representatives” means a Party’s employees, accountants, auditors, advisors, consultants, lenders, investors, and potential investors.
25.	“Settlement Time” has the meaning set forth in Section 3.
26.	“Start Date” means, for a specific month, the first day that a Transaction occurs during such month.
27.	“Terahash” per second (TH/s) is a unit used to determine the rate of data processing power and it is equivalent to 1 trillion hashes per second.
28.	“Termination Payment” means an amount that is owed by Seller to Purchaser upon the early termination of a Transaction, which amount shall equal A x (B / C), where: A = the Transaction Value applicable to such Transaction; B = the number of Days remaining in the Delivery Period of such Transaction on the Early Termination Date of the Transaction; and C = the total number of Days in the Delivery Period of such Transaction.

29.	“Terminated Transaction” has the meaning set forth in Section 12.
30.	“Transaction” has the meaning specified in the preamble.
31.	“Transaction Value” means, for each Transaction, the amount of Bitcoin set forth on the Confirmation for such Transaction.
32.	“Units” means, for each Confirmation, the product of the Daily Hashrate applicable to such Confirmation multiplied by the total of days in the term of such Confirmation.
33.	“UTC” means Coordinated Universal Time.

2.	Hashrate Purchase and Sale. With respect to each Transaction, Seller shall sell and deliver, or cause to be delivered, and Purchaser shall purchase and receive, or cause to be received, on each Day during the Delivery Period, an amount of Hashrate such that the Daily Delivered Bitcoin equals or exceeds the Daily Delivery Quota. In exchange for Seller’s Delivery of the Hashrate, Purchaser shall pay Seller the Transaction Value and make the payments and transfers described in the Confirmation below, subject to the conditions and requirements in the Confirmation. Seller shall be responsible for any costs or charges imposed on or associated with the Hashrate or its delivery of the Hashrate up to the Delivery Point. Purchaser shall be responsible for any costs or charges imposed on or associated with the Hashrate or its receipt at and from the Delivery Point. Seller shall arrange and be responsible for transmitting the Hashrate to the Delivery Point. Purchaser shall arrange and be responsible for receiving the Hashrate at the Delivery Point.

3.	Payment. The Purchaser shall pay the Seller the Initial Payment Amount for Hashrate specified in the Confirmation in accordance with the payment terms specified in such Confirmation. Purchaser shall pay the Transaction Value by 4:00 PM New York time on the applicable Day (the “Settlement Time”).

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4.	Monitoring and Audit. The Parties agree to monitor the Hashrate delivery during the Delivery Period. Seller shall provide Purchaser periodic updates on the Hashrate delivery and any other relevant performance metrics as mutually agreed upon by the Parties. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Master Agreement.

5.	Governmental Charges.

1.	Cooperation. Each Party shall use reasonable efforts to implement the provisions of and to administer this Master Agreement in accordance with the intent of the parties to minimize all taxes, so long as neither Party is materially adversely affected by such efforts.

2.	Governmental Charges . Seller shall pay or cause to be paid all taxes imposed by any government authority (“Governmental Charges”) on or with respect to the Hashrate or a Transaction arising prior to the Delivery Point. Purchaser shall pay or cause to be paid all Governmental Charges on or with respect to the Hashrate or a Transaction at and from the Delivery Point (other than ad valorem, franchise or income taxes which are related to the sale of the Hashrate and are, therefore, the responsibility of the Seller). In the event Seller is required by law or regulation to remit or pay Governmental Charges which are Purchaser’s responsibility hereunder, Purchaser shall promptly reimburse Seller for such Governmental Charges. If Purchaser is required by law or regulation to remit or pay Governmental Charges which are Seller’s responsibility hereunder, Purchaser may deduct the amount of any such Governmental Charges from the sums due to Seller. Nothing shall obligate or cause a Party to pay or be liable to pay any Governmental Charges for which it is exempt under the law.]
6.	Calculation Agent. All calculations with respect to the Transactions under this Master Agreement shall be performed by the Calculation Agent. The “Calculation Agent” means Seller unless (i) a different person is specified as the Calculation Agent in the Confirmation for the relevant Transaction or (ii) Seller is a Defaulting Party, in which case Purchaser or a reputable institution appointed by Purchaser shall be the Calculation Agent. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. If one Party disputes a particular determination or calculation made by the Calculation Agent, each Party agrees to be bound by the determinations and calculations of a leading, independent institution that is not an affiliate of either Party, selected by agreement between the parties within one Business Day of such disagreement (the “Substitute Calculation Agent”), whose fees and expenses shall be met equally by both parties. If the Parties are unable to agree on a Substitute Calculation Agent, each of the Parties shall elect an independent institution and such two dealers shall agree on a third institution, who shall be deemed to be the Substitute Calculation Agent.
7.	Representations. On the Effective Date and the date of entering into each Transaction, each Party represents and warrants to the other Party that:

1.	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;
2.	it has all regulatory authorizations necessary for it to legally perform its obligations under this Master Agreement and each Transaction;

3.	the execution, delivery and performance of this Master Agreement and each Transaction are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it;

4.	this Master Agreement, each Transaction, and each other document executed and delivered in accordance with this Master Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, subject to any Equitable Defenses;

5.	it is not Bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt;

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6.	there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Master Agreement and each Transaction;

7.	no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Master Agreement and each Transaction;

8.	it is acting for its own account, has made its own independent decision to enter into this Master Agreement and each Transaction and as to whether this Master Agreement and each such Transaction is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Master Agreement and each Transaction; and

9.	the material economic terms of each Transaction are subject to individual negotiation by the Parties.
8.	Title and Risk of Loss . Title to and risk of loss related to the Hashrate shall transfer from Seller to Purchaser at the Delivery Point. Seller warrants that it will deliver to Purchaser the Daily Hashrate free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the Delivery Point. Each Party warrants that any Bitcoin that it Transfers to the other Party is free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person.
9.	Limitation of Liability. EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.
10.	Indemnification. In addition and without prejudice to any other right or remedy which either Party may have (whether at law or otherwise), each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party, its directors, officers, employees, and agents, from and against all claims, demands, proceedings, suits, and actions and all liabilities, expenses, reasonable attorney’s fees (including fees and costs incurred in enforcing this right to indemnification), and all costs in connection therewith resulting from the Indemnifying Party’s gross negligence or willful misconduct. Each Party shall indemnify, defend and hold harmless the other Party against any Governmental Charges for which such Party is responsible.

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11.	Events of Default. An “Event of Default” shall mean, with respect to a Party (a “Defaulting Party”), the occurrence of any of the following:
1.	With respect to Seller, the occurrence of a Delivery Shortfall where such Delivery Shortfall is not excused by Purchaser’s failure to perform and Seller fails to cure the Delivery Shortfall within 48 hours of the Settlement Time.

2.	With respect to Purchaser, the failure to pay the Initial Payment Amount within 24 hours of the Settlement Time;

3.	any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated;

4.	the failure to perform any material covenant or obligation set forth in this Master Agreement if such failure is not remedied within three (3) business days after written notice;

5.	such Party becomes Bankrupt; or

6.	such Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Master Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party.

12.	Remedies Upon an Event of Default.

1.	Declaration of an Early Termination Date and Calculation of Net Termination Payment . If an Event of Default with respect to a Defaulting Party shall have occurred and be continuing, the other Party (the “Non- Defaulting Party”) shall have the right (i) to designate a day, no earlier than the Day such notice is effective and no later than three (3) Days after such notice is effective, as an early termination date (“Early Termination Date”) to accelerate all amounts owing between the Parties and to liquidate and terminate all, but not less than all, Transactions (each referred to as a “Terminated Transaction”) between the Parties, (ii) withhold any payments due to the Defaulting Party under this Master Agreement and (iii) suspend performance. The Non-Defaulting Party shall act as the Calculation Agent and calculate the Termination Payment for each such Terminated Transaction as of the Early Termination Date and the Net Termination Payment, as further set forth below.

2.	Net Termination Payment . If an Event of Default has occurred and the Non-Defaulting Party has declared an Early Termination Date, the Non-Defaulting Party shall calculate the “Net Termination Payment”, which is equal to: (i) the sum of (x) all Termination Payments that are due to Purchaser, plus (y) any unpaid Net Excess/Shortfall Amount that is due to Purchaser, plus (z) all other amounts that may be payable to Purchaser pursuant to the Master Agreement; minus (ii) the sum of (x) all unsatisfied Initial Payment Amounts, plus (y) all other amounts that may be payable to Seller pursuant to the Master Agreement.
3.	Notice of Net Termination Payment . As soon as practicable after a liquidation, notice shall be given by the Non-Defaulting Party to the Defaulting Party of the amount of the Net Termination Payment and whether the Net Termination Payment is due to or due from the Non-Defaulting Party. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. The Net Termination Payment shall be made by the Party that owes it within two (2) Business Days after such notice is effective.

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4.	Disputes With Respect to Net Termination Payment .. If the Defaulting Party disputes the Non-Defaulting Party’s calculation of the Net Termination Payment, in whole or in part, the Defaulting Party shall, within two (2) Business Days of receipt of Non-Defaulting Party’s calculation of the Net Termination Payment, provide to the Non-Defaulting Party a detailed written explanation of the basis for such dispute; provided, however, that if the Net Termination Payment is due from the Defaulting Party, the Defaulting Party shall first Transfer Bitcoin to the Non-Defaulting Party in an amount equal to the undisputed portion of the Net Termination Payment.

5.	Satisfaction of the Net Termination Payment. If Seller owes the Net Termination Payment to Purchaser, such Net Termination Payment shall be satisfied (i) first, by (x) Purchaser assuming possession of any Collateral remaining and/or (y) if Purchaser is the Non-Defaulting Party, Purchaser setting off any amounts owed to Seller pursuant to subsection below and (ii) second, by Seller separately paying the remainder (if any) of the Net Termination Amount to Purchaser.
6.	Closeout Setoffs . After calculation of a Net Termination Payment in accordance with the above, if the Defaulting Party would be owed the Net Termination Payment, the Non-Defaulting Party shall be entitled, at its option and in its discretion, to set off against such Net Termination Payment any amounts due and owing by the Defaulting Party to the Non-Defaulting Party under any other agreements, instruments or undertakings between the Defaulting Party and the Non-Defaulting Party. The remedy provided for in the previous sentence shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other right to which any Party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

7.	Suspension of Performance . Notwithstanding any other provision of this Master Agreement, if an Event of Default shall have occurred and be continuing, the Non-Defaulting Party, upon written notice to the Defaulting Party, shall have the right (i) to suspend performance under any or all Transactions; provided, however, in no event shall any such suspension continue for longer than three (3) Days unless an Early Termination Date shall have been declared and notice thereof pursuant to Section 12 given, and (ii) to the extent an Event of Default shall have occurred and be continuing to exercise any remedy available at law or in equity.

13.	Term and Termination. The term of this Master Agreement shall commence on the Effective Date and shall remain in effect until terminated by either Party upon (thirty) 30 days’ prior written notice; provided, however, that neither Party may terminate this Master Agreement during the Delivery Period of any Transaction and no termination of this Master Agreement shall affect or excuse the performance of either Party under any provision of this Master Agreement that by its terms survives any such termination and, provided further, that this Master Agreement and any other documents executed and delivered hereunder shall remain in effect with respect to the Transaction(s) entered into prior to the effective date of such termination until both Parties have fulfilled all of their obligations with respect to such Transaction(s), or such Transaction(s) that have been terminated under Section 12 of this Master Agreement.
14.	Confidentiality. This Master Agreement, all Transactions subject to this Master Agreement, each Confirmation, all communications relating to any of the foregoing, and any and all other information provided by a Party or its Representative to the other Party or its Representative (collectively, “Confidential Information”) shall be kept in strict confidence and shall not be disclosed without the express written consent of the other Party. Information prohibited from disclosure by this Section shall exclude information that (i) becomes public knowledge through no fault of the receiving Party or its Representatives, (ii) was already in the possession of the disclosing Party and not subject to an obligation of confidentiality, or (iii) was independently acquired or developed by the receiving Party without violating any of the confidentiality obligations hereunder. Notwithstanding the foregoing, Confidential Information may be disclosed (i) to a Party’s affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such person or its affiliates; (iii) to the extent required by applicable laws or rules or by any subpoena or similar legal process or request by a regulator having jurisdiction over the Party; (iv) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Master Agreement or the enforcement of rights hereunder; or (v) as may be furnished to a Party’s Representatives who shall be required to keep the information that is disclosed in confidence; (vi) with the written consent of the other Party.

15.	Disclaimer of Reliance. In connection with all aspects of the Agreement, each Party acknowledges and agrees that: (i) any Transaction between the Parties is an arm’s-length commercial transaction between the parties, and each Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of this Master Agreement and the Transactions, (ii) in connection with this Master Agreement and any Transaction, each Party is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for the other Party or any of its affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) neither Party nor any of its affiliates, or any of its or their Representatives has assumed or will assume an advisory, agency or fiduciary responsibility the other Party’s or any of its affiliates’ favor with respect to this Master Agreement or any Transaction (irrespective of whether any such person has advised or is currently advising Seller or its affiliates on other matters) and neither Party has an obligation to any person with respect to this Master Agreement or any Transaction except those obligations expressly set forth in this Master Agreement, (iv) each Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from the other Party’s and its affiliates’ interest and neither Party nor any of its affiliates shall have any obligation to disclose any of such interests, and (v) neither Party nor its affiliates, and its and their Representatives has provided, or will provide, any legal, accounting, regulatory, tax or other advice with respect to the Agreement or any of the Transactions and each Party has consulted its own advisors to the extent it has deemed appropriate. Each Party hereby waives and releases, to the fullest extent permitted by law, any claims that the other Party or any of its affiliates may have against such Party, its affiliates, and its and their Representatives with respect to any breach or alleged breach of agency or fiduciary duty. Nothing contained in the Agreement shall constitute a solicitation, recommendation, endorsement, or offer by either Party or any third-party service provider to buy or sell any asset or other financial instrument.
16.	Intellectual Property Rights. Each Party retains all rights, titles, and interests to its own intellectual property, including all copyrights, inventions, trademarks, designs, domain names, know-how, trade secrets, and other intangible property and other rights in Purchaser’s products and services.\
17.	Force Majeure. In case an event of force majeure (“Force Majeure Event”) due to natural disaster, any order of a competent government authority, strike, fires or other facility obstruction as well as pause of utility, failure of Internet service provider or the like directly affects a Party’s performance of this Agreement or performance of this Agreement in accordance with the agreed terms and conditions, neither Party shall be responsible for any losses suffered by the other Party from such a Force Majeure Event. Should a Force Majeure Event arise which renders one Party unable to perform its obligations, (a) such Party shall immediately notify the other Party of the situation, and (b) the other Party shall be entitled to terminate this Agreement by written notice with immediate effect upon receipt of the notice by the Party that suffers a Force Majeure Event.

18.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principals of conflicts of laws. Each Party agrees to submit any dispute arising out of this Agreement to the exclusive jurisdiction of, and expressly consents to the venue in, the state and/or federal court(s) located in Delaware. Each Party waives any objection to venue that such Party may have pursuant to the doctrine of forum non conveniens.

19.	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THE AGREEMENT OR ANY TRANSACTION.

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20.	No Joint Venture. By entering into the Agreement, neither Party is establishing any joint venture, partnership, agency or any similar relationship or entity with one another, or their respective affiliates or Representatives, and nothing contained in the Agreement shall be deemed to constitute a joint venture, partnership or agency agreement among them for any purposes, including, but not limited to, federal income tax purposes. Additionally, no prior, present or subsequent conduct, communication or public press release by the parties (nor any prior, present or subsequent conduct or communication or public press release of either Party with any other person) shall be interpreted as creating such a relationship or expressing an intent to create such relationship. In performing any of their obligations hereunder, the parties shall be independent contractors and shall discharge their contractual obligations at their own risk.

21.	No Third-Party Rights. This Agreement is not intended to grant any third-party rights, whether as a third-party beneficiary or otherwise.

22.	Enforceability. This Master Agreement (including the exhibits, schedules and any written supplements hereto) and all Transactions (including any Confirmation) constitute the entire agreement between the Parties relating to the subject matter. This Master Agreement shall be considered for all purposes as prepared through the joint efforts of the parties and shall not be construed against one party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. Except to the extent herein provided for, no amendment or modification to this Master Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Master Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Master Agreement). Waiver by a Party of any default by the other Party shall not be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change (individually or collectively, such events referred to as “Regulatory Event”) will not otherwise affect the remaining lawful obligations that arise under this Master Agreement; and provided, further, that if a Regulatory Event occurs, the Parties shall use their best efforts to reform this Master Agreement in order to give effect to the original intention of the Parties. The term “including” when used in this Master Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights shall survive the termination of this Master Agreement for twelve (12) months. This Master Agreement shall be binding on each Party’s successors and permitted assigns.
23.	Entire Agreement. This Master Agreement, including any Confirmation executed hereunder, constitutes the entire agreement between the parties with respect to the purchase and sale of Hashrate between them and supersedes all prior negotiations, understandings, or agreements, whether written or oral with respect thereto. Each Confirmation executed under this Master Agreement shall be subject to the terms and conditions contained herein, unless explicitly stated otherwise.
24.	Amendments. This Master Agreement shall not be amended or modified in any way except in writing signed by an authorized representative of each Party.

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IN WITNESS WHEREOF, the Parties have executed this Master Hashrate Purchase and Sale Agreement as of the date first written above.

Purchaser

SIGNATURE: /s/ Jonathan Bates

NAME: Jonathan Bates

TITLE: CEO

COMPANY: BitMine Immersion Technologies, Inc.

DATE: 2025-05-22

Seller

SIGNATURE: /s/ Matthew Williams

NAME: Matthew Williams

TITLE: Head of Derivatives

COMPANY: Luxor Technology Corporation

DATE: 2025-05-22

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Confirmation to Master Hashrate Purchase and Sale Agreement

Execution Date: 2025-05-22

Seller : LUXOR TECHNOLOGY CORPORATION

1100 Bellevue Way NE

Suite 8A #514

Bellevue, WA 98004 US

Purchaser: BitMine Immersion Technologies, Inc.

2030 Powers Ferry Road SE; Suite 212; Atlanta, GA 30339

This Confirmation is entered into pursuant to that certain Master Hashrate Purchase and Sale Agreement and confirms the terms and conditions of a Transaction between Seller and Purchaser. Seller and Purchaser are each referred to in this Confirmation individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Confirmation and not otherwise defined herein shall have the meaning specified for such terms in the Master Hashrate Purchase and Sale Agreement and this Confirmation is subject to all the terms and conditions of the Master Hashrate Purchase and Sale Agreement.

THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS CONFIRMATION REPRESENTS A PURCHASE AND SALE TRANSACTION.

Transaction Terms

Term	Value
Start Date	UTC 00:00:00 on May 23rd, 2025
End Date	UTC 23:59:59 on November 14th, 2025
Duration	176 Days
Daily Hashrate	90 PH/s
Units	15,840
Unit Hashprice	0.00051500
Transaction Value	8.15760000 BTC
Daily Delivery Quota	Luxor BTC Hashprice Index * 90 PH
Settlement Currency	BTC
Calculation Agent	Seller

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IN WITNESS WHEREOF, the Parties have executed this Confirmation as of the date first written above.

Purchaser

SIGNATURE: /s/ Jonathan Bates

NAME: Jonathan Bates

TITLE: CEO

COMPANY: BitMine Immersion Technologies, Inc.

DATE: 2025-05-22

Seller

SIGNATURE: /s/ Matthew Williams

NAME: Matthew Williams

TITLE: Head of Derivatives

COMPANY: Luxor Technology Corporation

DATE: 2025-05-22

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Exhibit B

Luxor Hashprice Index Methodology

WHERE:

h = latest block height

d = network difficulty

b = block subsidy

t = transaction fees

n = 144 = lookback period (number of blocks) included in the index

Please see Annex 1 for Luxor’s Bitcoin Hashprice Index BTC spot price methodology.

The daily settlement rate is the average of each 15 second interval during the UTC day.

Luxor’s Bitcoin Hashprice Index uses spot prices from four US- based cryptocurrency exchanges to account for USD conversion.

The final spot price is calculated using the following methodology:

1.	Calculate the trailing 30-minute volume weight by constituent market.
2.	For each constituent market, get all trades within the last minute and exclude trades that deviate two standard deviations or more from the observed constituent market mean. Indices without a trade within the last minute are excluded. With the clean dataset, compute the median per constituent market.
3.	The final value for the computation interval is the mean of the 30-minute rolling volume weighted average medians obtained in the previous step.

Constituent markets include Kraken, Gemini, Coinbase

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